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April 6, 1994


Battle Fowler
280 Park Avenue
New York, NY  10017

     Re:  Institutional Daily Income Fund

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel for Insitutional Daily Income fund, a massachusetts business trust (the "Fund"), in connection with the organization oft he Fund and the issuance of shares of its Beneficial Interest.

     As Massachusetts counsel for the Fund, we are familiar with its Declaration of Trust and Bylaws. We have examined the Prospectus and Statement of Additional Information included in the Fund's Registration Statement on Form N-1A, substantially in the form in which it is to become effective (the "Prospectus"), and have examined and relied upon such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed without independent verification the genuineness of all signatures and the conformity with the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion and so advise you that:

     1. The Fund is duly organized and validly existing as a business trust in good standing under the laws of the Commonwealth of Massachusettes.

     2. The 100,000 shares of presently issued and outstanding Beneficial Interest of the Fund have been validly and legally issued and are fully paid and nonassessable.

Battle Fowler
April 6, 1994
Page 2

     3. The shares of Beneficial Interest of the Fund to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

     This letter expresses our opinion as to the Massachusettes law governing matters such as due organization and the authorization and issuance of shares of benficial interest, but it does not extend to the securities or "Blue Sky" laws of Massachusettes, to federal securities or to other laws.

     You may rely upon our foregoing opinion in rendering your opinion to the Fund which is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Counsel and Auditors" in the Prospecuts. We do not thereby admit that we are "experts" as that term is used in the Securities Act of 1933 and the regulations thereunder.

                                                Very truly yours,

                                                /s/ Dechert Price & Rhoads